Exhibit 10.4
IMARX THERAPEUTICS, INC.
SEPARATION AND RELEASE OF CLAIMS AGREEMENT
     This Separation and Release of Claims Agreement (“Agreement”) documents the agreement between you, Kevin Ontiveros and ImaRx Therapeutics, Inc. (“IMARX”) concerning the termination of your status as an employee of IMARX
RECITALS
     Your employment with IMARX will be terminated as of June 11, 2008.
     You have previously entered an Executive Employment Agreement with the Company that entitles you to certain benefits in the event of the termination of your employment under certain enumerated circumstances (the “Employment Agreement”). In connection with the termination of your employment, pursuant to the terms of the Employment Agreement you are entitled to the severance benefits set forth in this Agreement.
     You have also entered into an Indemnification Agreement, with the Company dated July 12, 2007 under which the Company has agreed to indemnify you in certain circumstances as described in said agreement (the “Indemnification Agreement”).
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties mutually agree as follows:
     1. Effective Date. This Agreement is effective on the eighth (8th) day following your signing this Agreement, provided that you do not revoke your execution of this Agreement as provided in Paragraph 12 below.
     2. Severance Benefits. In reliance on the releases and agreements set forth in this Agreement and your execution of the Consulting Agreement between you and the Company effective June 12, 2008, you are entitled to the following severance benefits in connection with your separation from employment with the Company effective June 10, 2008 (the “Separation Date”).
          (a) You will receive severance pay equal to six (6) months of your annual base salary as in effect on your Separation Date, payable in one lump sum payment in the gross amount of $103,260 from which normal payroll withholdings will be made. Payment will be made to you promptly following the date this Agreement becomes effective pursuant to the terms of Paragraph 12.
          (b) If you are eligible for COBRA coverage and elect to receive COBRA benefits, IMARX will pay for your COBRA coverage including medical, dental and vision insurance, for six (6) calendar months beginning July 1, 2008 through December 31, 2008. Thereafter, if you choose to do so, you may continue COBRA coverage by paying the entire premium for the remaining period of your COBRA eligibility.

          (c) Stock Options. You will receive accelerated vesting for twelve (12) months for all non-vested stock options granted by the Company to you prior to your Separation Date, and an extension of the option exercise period for an additional twelve (12) months beyond the period set forth in the governing option documents for such exercise.
     3. Consideration Period. You may take up to 45 days to consider and sign this Agreement or you may sign it prior to the end of the 45 day period if you choose to do so. You acknowledge that you have been given forty-five (45) days after receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement and sign it. You acknowledge that you have had an adequate amount of time in which to consult with any person of your choice about this Agreement prior to signing it.
     4. Release by Employee. As a material inducement to IMARX to enter into this Agreement and in consideration for the payment of the amount set forth in this Agreement, you, for yourself and for all persons claiming by, through, or under you, hereby absolutely, irrevocably, completely and unconditionally release and discharge IMARX and any of IMARX’s subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with any of them (“Releasees”) of and from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorney’s fees, expenses, liens, future rights, and causes of action of every kind and nature whatsoever based on or in any way arising out of events or omissions occurring prior to the effective date of this Agreement (“Claims”). The Claims from which you are releasing Releasees herein include, without limitation, breach of implied or express contract, including contract of employment, breach of implied covenant of good faith and fair dealing, libel, slander, tort, wrongful discharge or termination of employment, infliction of emotional distress, employment discrimination and any other claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans With Disabilities Act, all Arizona Antidiscrimation Laws, including but not limited to the Arizona Civil Rights Act, the Worker Adjustment and Retraining Notification Act (WARN Act), the Employee Retirement Income Security Act (ERISA), and all other laws prohibiting age, race, religion, sex, sexual orientation, national origin, color, disability and other forms of employment discrimination, claims growing out of any legal restrictions on IMARX’s right to terminate its employees, and all other claims arising in any way out of your employment relationship with IMARX or the termination of that relationship as part of this workforce reduction, whether now known or unknown, suspected or unsuspected, including future rights, based upon or in any way arising out of events or omissions occurring prior to the effective date of this Agreement. You specifically waive any and all claims for back pay, front pay, or any other form of compensation, except as set forth herein.
     You hereby waive any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against IMARX by any other party, including without limitation the Equal Employment Opportunity Commission, the Arizona Civil Rights Division, the Industrial Commission of Arizona, the United States Department of Labor, or any other administrative agency asserting any claim, charge, demand, grievance, or cause of action related to your employment relationship with IMARX or the termination of that relationship.

     You are not waiving any rights you have to be paid any compensation you are owed through your last day of employment, including any accumulated PTO you are owed, should you be owed any upon termination. You are not waiving your rights, if any, to unemployment insurance benefits. You also are not waiving your rights to any worker’s compensation benefits you may be receiving.
     Notwithstanding anything herein to the contrary, you are not waiving any rights to indemnification you may have under the terms of the Indemnification Agreement and the terms of such agreement remain in full force and effect.
     5. Representations Regarding Claims. You represent that you have not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the Claims waived and released herein.
     6. Full Consideration. You acknowledge that the severance benefits provided to you pursuant to this Agreement are in full satisfaction of the sums or payments to which you are entitled pursuant to the Employment Agreement.
     7. Confidential Information and Company Property. You are reminded of the terms of the Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition, which you signed as part of the terms of your employment with the Company, and the non-solicitation and non-competition provisions of your Employment Agreement, all of which continue in effect after the termination of your employment. Under those agreements, you are required to protect and not disclose any information regarding IMARX’s proprietary intellectual property, its financial condition, terms of its business relations, and all other Trade Secrets and Confidential Information as defined in those agreements. Anything you produced as an employee for IMARX is the property of IMARX. You are obligated to leave with or return to IMARX any such documents whether tangible property or in electronic form belonging to IMARX including, but not limited to, documents or tangible property which may contain or reflect confidential information or trade secrets of IMARX. Such confidential information and trade secrets may include scientific data, proprietary ideas, financial information, knowledge of specific business dealings or practices, employee information obtained while performing your duties, or other matters which IMARX attempts to maintain as confidential in the course of its business. By signing this Agreement, you certify that you have returned all property of IMARX or will do so upon your termination of employment.
     8. Entire Agreement. This Agreement, the Employment Agreement, the Indemnification Agreement and the Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition that you signed, together contain the entire agreement and understanding of IMARX and you concerning the termination of your employment pursuant to a pending workforce reduction, your continuing obligations to IMARX following such termination and any severance benefits you are to receive if you choose to timely sign this Agreement. You acknowledge that IMARX has not made any representations whatsoever not contained in this Agreement to induce you to execute this Agreement and you are not relying on any such representations in signing this Agreement.

     9. Governing Law. This Agreement will be construed, enforced and governed in all respects by the laws of the State of Arizona and applicable federal law. Any legal action regarding this Agreement may be initiated or maintained only in a state or federal court in Arizona.
     10. Provisions Severable. The provisions of this Agreement are severable. Should any provision of this Agreement be void, voidable, or unenforceable under any applicable law, such provision will not affect or invalidate any other provision of this Agreement.
     11. Employee Acknowledgement. You acknowledge that you have read this Agreement carefully and fully understand this Agreement. You acknowledge that you have executed this Agreement voluntarily and that you are knowingly and voluntarily releasing and waiving all Claims you may have against IMARX as provided under paragraph 4 above Release by Employee. You acknowledge that IMARX has advised you to consult with an attorney of your choice prior to signing this Agreement.
     12. Revocation Period. You have seven (7) days after the date on which you sign this Agreement to revoke this Agreement by providing written notice (by fax, mail, or hand delivery) of your revocation to:
Brad Zakes, President & CEO
1730 E. River Rd., Ste. 200
Tucson, AZ 85718
     Your revocation, to be effective, must be received by the above-named person by the end of the seventh day after you sign this Agreement. This Agreement becomes effective on the eighth day after you sign this Agreement, providing that you have not revoked this Agreement as provided above.

IMARX THERAPEUTICS, INC.		KEVIN ONTIVEROS

By:	/s/ Bradford Zakes	/s/ Kevin Ontiveros

Its:	President & CEO

Date:	June 11, 2008	Date:	June 11, 2008

4